Exhibit 99.1

The Investor New of Natural Resources USA Corporation Natural Resources USA Corporation The Resource 15th November 2010 Issue 1 2010 HAS BEEN A MOMENTOUS YEAR IN THIS ISSUE 2010 HAS BEEN A MOMENTOUS YEAR SHAREHOLDER SPOTLIGHT THE BOARD PLANT TOUR LOOMING WATER CRISIS IN THE WESTERN UNITED STATES THE RESOURCES INTERVIEWS CUSTOMER CORNER COMPANT MILESTONE CHART FACT FILE IN THE NEWS Investing in nature’s potential Naturalresourcegroup.com

2010 HAS BEEN A **MOMENTOUS YEAR**

2010 has been a momentous year for Natural Resources USA Corp, with a number of company milestones achieved, however, we don't plan to stop there...

Natural Resources USA Corporation's business objective is to identify and develop natural resources. We are currently the world's only producer of natural sodium bicarbonate and North America's second largest provider. We process this benign environmentally friendly product from our enormous natural resource in Western Colorado.

Our wholly owned subsidiary, Natural Soda Inc, produces five U.S. Pharmacopoeia (USP) grades of sodium bicarbonate in addition to both industrial and animal feed grades. The Organic Materials Review Institute (an independent agency that reviews and evaluates products for use under the USDA's National Organic Program Rule) has certified our product for organic use, which certainly provides a competitive edge.

We sell and produce more than 100,000 tons of sodium bicarbonate each year and we are currently developing a plan to more than double this figure. As part of this business, Natural Resources owns extensive senior conditional and unconditional water rights in the Piceance Creek Basin in North West Colorado.

In fact, our water rights represent a maximum entitlement of 108,812 acre feet (over 35 billion gallons) of water annually under certain conditions, for agricultural, industrial and municipal purposes.

The existence of oil shale resources in the Piceance Creek basin is well known. While we do not have title to this oil shale, we are investigating certain proprietary technologies to recover oil from oil shale and have applied for a research, development and demonstration lease with the Bureau of Land Management to investigate this further.

We will keep you informed with more news on this early-stage development project in future editions of the newsletter.

So far, this year we have:

- Acquired all of the remaining stock in Natural Soda Holdings Incorporated from our largest shareholder, The Sentient Group, to gain 100% ownership
- Successfully executed the company name change to reflect with our current business operations and objectives
- Begun the design phase for an expansion of our current sodium bicarbonate operations
- Received favorable court findings that we have complied with our diligence obligations with respect to certain water rights
- Increased Revenue, EBITDA, and Net Income
- Applied for a research development and demonstration lease for oil shale
- Developed a new and improved Investor Relations program, including the launch of an investor website

Let's take a closer look at these achievements:

Acquisition:

In June of this year, Natural Resources issued 286,119,886 shares to the Sentient Group in exchange for the 82% of Natural Soda Holdings it did not already own. The Sentient Group, our largest shareholder, is a private equity investor in natural resources throughout the world, managing more than $1.3 billion. Natural Resources now wholly owns Natural Soda Holdings which wholly owns Natural Soda.

Name Change:

A meeting of the shareholders of the company on September 14 agreed to change the name of the company to Natural Resources USA Corporation to better reflect our business activities and we are now proceeding to implement that change. We are receiving positive feedback from our shareholders about our new name.

Plant Expansion:

We are advancing our plans to expand our plant capacity and have identified our preferred supplier. As a preliminary step, we are installing a new boiler in the near future that is a critical element in the new design. We expect this boiler will enable the current plant to increase its output. There are two critical approvals required for this expansion to take place. The first approval by the State of Colorado has been secured and we are waiting for the second approval by the Bureau of Land Management.

Enhance water rights:

Earlier this year we secured a finding of "reasonable diligence" from the Water Court with respect to some of our water rights. This was a requirement to continue to hold some of our water rights. We are currently working to develop these extensive water rights.

Improve revenues and profits for Natural Resources:

Natural Resources reported its strongest financial performance in its latest annual report on Form 10-K, demonstrating continued growth and success:

- Gross Revenues of $21.98 million, a 10.8% increase on the prior year.
- Net income of $1.27 million compared with a loss of $5.86 million in 2009.
- Cash on hand of $6.32 million compared with $4.50 million in 2009, a 45% increase.

Oil Shale Lease:

An application to the Bureau of Land Management for an oil shale research, development and demonstration lease was lodged earlier this year. In October 2010, the BLM's Washington D.C head office requested that the Colorado office advance the application and conduct National Environmental Policy Reviews.

This phase is expected to take anywhere between four to 18 months. The application covers 160 acres with a priority right to a further 480 acres.

Investor Relations Program:

As the company continues to grow and develop, we are implementing a broader investor relations program to better meet the needs of our shareholders and the investment community. This newsletter and our new website **www.naturalresourcescorp.com** are examples of this emphasis.

Company information and SEC filings are readily available on the new site. Keep your eyes peeled for more updates from our Investor Relations team.

The scope of what Natural Resources USA Corporation achieved this year is extraordinary. A talented and dedicated team is required to ensure we, as a company, are successful. We have assembled a skilled team and announced the appointment of Brad F. Bunnett to President and COO of Natural Resources USA Corporation while Bob Warneke leads our production team.

We are all part of a sensational company. Our company believes our excellent human resources are the key to unlocking the value of world-class natural resources. We look forward to your continued support and sharing ongoing achievements with you.

NATURAL RESOURCES USA CORPORATION

THE RESOURCE **INTERVIEWS**

Natural Resources USA Corporation CEO and Chairman, Bill Gunn



What is the history of Natural Resources USA Corporation? When did the business commence and how did you become involved?

AmerAlia Inc, was created in 1983 in Australia, and started out as a computer software business. When a group of friends and I gained control in 1984, we changed the direction of the company to become involved in natural resources. We have been developing natural resources ever since, mainly in Northwest Colorado.

What were you doing before Natural Resources' days?

I come from the Australian outback, where my family has been for generations. I have been in the natural resources business there all my adult life, but I have always been attracted to America. I made the move to America to further develop the company 27 years ago.

Describe the journey you have undergone with the Company?

We started out exploring the Piceance Creek Basin in Colorado and over the decades have acquired two world class resources – water and sodium bicarbonate, more commonly known as baking soda.

Time, effort and funding has resulted in the construction of a very profitable baking soda business (one of the largest providers in North America), and the acquisition of a large portfolio of water rights assets. Recently, we have been pursuing our application for an oil shale research and development lease and hope that this will emerge as another hugely valuable strategic asset.

In 2008 we raised equity to repay the debt used to build our company and we are now in a very strong position to show the capital markets what we have. It has been a long journey but we have concentrated on building a sound foundation of assets and operation as core principles.

Natural resources are useless until human effort is applied to them, when they then become a benefit to all of us. Our job is to apply the human effort, something I think we do extremely well, whilst immensely respecting the environment around us.

We never have and never will have a short term view. Our natural resources took a long time to create and we plan to use them wisely for a long time.

What was the biggest challenge you had to overcome in getting the business to this point?

The fundamental challenge has been the continuous learning about our resources and how to develop them responsibly. We are fortunate to have some of the country's most experienced natural resources experts on our team to guide us.

We also had to learn that the customer defines what we do. Satisfying customers and gaining their trust is something that takes time. If our resources are not useful to people, then we have no business. Once we learned how to produce product to exceed customer expectations, the rest followed naturally.

Of course persuading investors to stick with us was an obvious challenge. The continued support of The Sentient Group and a lot of individuals was critical in getting us to this point.

What were the reasons for the company name change from AmerAlia Inc to Natural Resources USA Corporation?

The name AmerAlia, a combination of the words America and Australia, no longer represents our company as all of our operations are now based in the US. The new name "Natural Resources USA Corporation," better reflects our current business, although we still continue to have the support of many Australian investors.

Why do you believe there is so much potential with Natural Resources USA Corporation?

We have the only naturally occurring sodium bicarbonate deposit in North America that will allow us to economically operate for generations to come. We think we can use our water assets wisely and profitably in the future. We also hope that we may be able to pave the way forward with the development of the oil shale resources that may be contained within our sodium leases. Getting involved in other resources over time is also something we may consider and our association with The Sentient Group could enhance that prospect.

What are the next steps for Natural Resources USA Corporation ?

Our current strategy is to upgrade our listing to NYSE AMEX or the NASDAQ stockmarket, enlarge our sodium bicarbonate operations, secure title to oil shale and of course, determine the best options for the use of our highly assets.

Where do you see Natural Resources USA Corporation in ten years' time?

Our long term goal is threefold: (1) become one of the largest producers of sodium bicarbonate in the world, (2) develop our water assets, and (3) develop a commercial technology for oil shale production and have a profitable business in that arena.

What are some of your most valuable lessons learned through your experiences with Natural Resources ?

I have learned that Calvin Coolidge had it right when he said…

Nothing in the world can take the place of Persistence. Talent will not; nothing is more common than unsuccessful men with talent. Genius will not; unrewarded genius is almost a proverb.

Education will not; the world is full of educated derelicts. Persistence and determination alone are omnipotent. The slogan 'Press On' has solved and always will solve the problems of the human race.

Calvin Coolidge

30th president of US (1872 - 1933)

investing in nature's potential naturalresourcescorp.com

Shareholder Spotlight. Name: David Lund Home City: Born: New Hampshire Current: Branson, Missouri Immediate family members: Four daughters.  Interests: Travelling around the USA with my wife in our motor home, visiting beautiful coastal locations.  Museums, cycling, golfing, and skiing.  Purchased Natural Resources shares in: 2007.  What is your background? I am a graduate of Northeastern University in Boston.  My degree is in Business Administration with a dual major of marketing and advertising.  After serving in Vietnam in 1968 where I set up and ran a PX for the Marine Corps, I began a career in the securities industry as a registered stockbroker.   I enjoyed every single day of my 36 year career as a stockbroker and am now retired.  What is your experience trading in the stock market?  I have been trading on the stock market since 1965, whilst in the U.S. army.  I became committed to reading investment publications in a hunt to find the best investment opportunities, and I continued to do so to help my clients find good growth investments.  I invested in a young startup company in Arizona back in the mid 1980’s.  What attracted me was the company was founded and developed by three self made millionaires.  This company ended up getting the patent on the Vitamin C product called ESTER-C.  A large personal profit was the result.  How did you hear about Natural Resources USA Corporation and what attracted you to investing?  I learned about Natural Resources from a fellow stockbroker who told me about their sodium bicarbonate business and acreage located in the oil shale area of Colorado.  Fortunately our family owns a townhouse in Colorado so I have travelled to Rifle two times over the past 3 years to visit Natural Resources headquarters.  I have met some operational employees and seen firsthand how sodium bicarbonate is harvested and processed.  The Board Plant Tour, In late September, the Board of Directors flew from around the US, Canada and Australia to meet for a two day board meeting in Colorado.  Following the meeting, Plant Manager Bob Warneke hosted an official tour of the bicarbonate soda plant, where general operations, sales, and future plant expansion plans were discussed.  We have great natural resources . . . (our people).  Investing in nature’s potential naturalresourcescorp.com

Looming water crisis in the western united states.  You don’t need to be a hydrologist to understand the dire water crisis the world currently faces.  The World Water Council, the United Nations, National Geographic, various climate experts and Water Councils continue to report that water is an extremely limited resource and that North America is amidst the issue.  Freshwater makes up a very small fraction of all water on the planet.  While nearly 70% of the world is covered by water, only 2.5% is freshwater, the kind required to sustain humans.  The rest is saline and ocean based. Even then, approximately one third of our freshwater is trapped in glaciers and snow fields.  In Northern America, the Colorado River Basin is one of the largest freshwater resources supplying 19 states and Mexico.  Without this Colorado River water, the region would support very few crops, and major cities such as Las Vegas, Nevada, and Phoenix, Arizona, would not have grown so rapidly.  Today some 30 million people rely on the Colorado River directly for drinking water, domestic and industrial uses, agriculture and power generation.  So does the Colorado (and the broader population) really need more water?  Don’t listen to us, experts report that . . . Colorado’s current population is at approximately 5 million and this is expected to grow to 7 million in 20 years.  80% of Colorado’s water falls to the west of the state, yet 80% of the population resides along the east.  Therein lays Colorado’s greatest challenge: the water is separated from the population by a series of mountain ranges – mountains that divide North America in two, and getting the water from east to west isn’t easy.  The available water, by agreement is allocated between the upper and lower states and Mexico.  Half of the US flow is allocated to the upper-basin states (Colorado, New Mexico, Wyoming, and Utah), while the other half is split among lower-basin states (Nevada, Arizona, and California).  The below graph demonstrates how the Colorado River is at its limit now.  There’s just one problem, and it’s a big one . . . the water from the Colorado River Basin is fully committed.  Unused water in the Colorado River system (like ours) is extremely limited and therefore how we use our water rights will be critical.  Natural Resources USA Corporation owns conditional and unconditional water rights located in the Piceance Creek Basin, a part of the Colorado River drainage system.  These rights entitle us to a maximum of 108,812 acre feet of water per year that may be withdrawn and used under certain conditions.  One acre foot contains 325,861 gallons, which is enough to sustain two families of four for a year.  The Colorado River Basin.  Idaho Wyoming Colorado Utah Nevada New Mexico Arizona California.  Colorado River water supply and demand.  10 year running average basin water supply. 10 year running average basin water use. Million acre-feet. 25 20 15 10 5 0. ’25 ’30 ’35 ’40 ’45 ’50 ’55 ’60 ’65 ’70 ’75 ’80 ’85 ’90 ’95 ’00 ‘05

Customer Corner Fact File.  Planning Christmas already?  LUSH Cosmetics use our sodium bicarbonate in their customer made Bath Balls, which come in a variety of scents and colors, making each bath a special occasion.  Vanilla musk, zingy lemongrass, Australian sunset . . . you can check out the huge variety online.  Spoil your loved ones this Christmas and put a variety of Bath bombs under the tree! http://www.lushusa.com   Did you know . . .There are over 500 uses of sodium bicarbonate? True story.  Of our nearly 9,500 acres of sodium leases we’ve only used 24 acres for our solution to mining operations.  The U.S. geological service estimates that the Piceance Creek Basin contains over 1.5 trillion barrels of oil within the oil shale deposits.  Company milestone chart in the news.  Visit our news section on the website to view our latest press releases which have featured throughout many print and online media outlets.  Help us go green.  The investor relations team is committed to providing our valued shareholders with quarterly newsletters. To assist us in reducing our carbon footprint, please opt to receive these newsletters electronically. To do so, log on to http://contact.naturalresourcescorp.com/ and input your details.  We appreciate your assistance with this.  Comments/Feedback?  We would love to hear your views on our first investor newsletter so that we can continue to improve our communications.  Please feel free to send any comments to info@naturalresourcescorp.com .  We look forward to hearing from you?  Company incorporated as AmerAlia, Inc.  Rock School Lease purchased.  Produced and sold 100,000 tons of sodium bicarbonate.  Recapitalized to nearly debt free.  Completed stock exchange 100% ownership of NSHI.  Changed name from AmerAlia to Natural Resources USA Corporation.  Submitted research, development and demonstration oil shale lease application to BLM.  1965 1990 1995 2000 2005 2010 2015 2020 Milestones